FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
May 18, 1999                                 Vice President-Investor Relations
                                             214/978-2691


               HALLIBURTON'S 1999 SHAREHOLDERS' MEETING AND SECOND
                                QUARTER DIVIDEND

         DALLAS, Texas - At Halliburton Company's (NYSE:HAL) annual meeting of shareholders in Dallas today, the shareholders elected all fourteen nominees to the board of directors and ratified the appointment of Arthur Andersen LLP to audit the company's financial statements for the year 1999.
         At the board of directors' meeting following the shareholders' meeting, the board declared a second quarter dividend of 12.5 cents per share on the common stock, payable June 24, 1999 to shareholders of record at the close of business on June 3, 1999.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.
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                       The Exhibit Index Appears on Page 4